Exhibit 10.12

Project Work Agreement

May 6, 2009

Mr. Lawrence A. Michlovich

Vice President and Assistant General Counsel

International Rectifier Corporation

101 N. Sepulveda Blvd.

El Segundo, CA 90245

Dear Mr. Michlovich:

Tatum, LLC (“Tatum,” “we,” or “us”) is pleased that International Rectifier Corporation (the “Company,” “you” or “your”) has selected us to perform certain consulting services on behalf of the Company (the “Services”).  This letter along with the terms and conditions attached as Exhibit A and any other schedules or exhibits attached hereto which are incorporated herein by reference (collectively, the “Agreement”) confirms our mutual understanding of the terms and conditions upon which the Services will be provided.

As previously discussed, we will provide general consultation and advisory services, as requested by the Company from time to time.

Any additional Services requested by you from time to time are subject to Tatum’s consent.  You acknowledge that Tatum’s success in performing the Services depends on the participation, cooperation, and support of your management.  Accordingly, you will designate a management-level individual to be responsible for overseeing the Services.  You acknowledge that the Services are limited to those which the Company’s management has determined will meet its objectives.  Throughout the course of providing the Services, we will meet with your representative to discuss the findings and recommendations resulting from the Services.

The Services will be performed under the lead and direction of Peter Knepper and will be performed by employees, members and/or subcontractors of Tatum (collectively, the “Tatum Resources”); provided that the Company’s consent shall be obtained prior to use of any resource other than Mr. Knepper.

We will provide the Services to you beginning on May 6, 2009, and unless terminated in accordance with Exhibit A, through December 31, 2009.

In consideration for the Services provided, you will pay us either an hourly fee equal to $500 or a daily fee equal to $4,000 for Mr. Knepper’s services, at the sole discretion of the Company.

In addition to our standard professional service fees, we will charge an administrative fee equal to 5% of our professional service fees, which covers ancillary administrative costs such as technology, communication, and supplies.  In addition, you will reimburse Tatum directly for all reasonable travel and out-of-pocket expenses incurred by Tatum or the Tatum Resources in performing the Services.

Notwithstanding anything from the contrary contained herein, in no event shall the total fees payable under this Agreement exceed $120,000 nor shall you be required to provide Services in excess of that amount.

Prior to providing any Services, the parties and any individual providing Services hereunder shall enter into a separate confidentiality agreement protecting the confidential information of the Company, as mutually agreed between the parties.

We appreciate the opportunity to serve you and believe this Agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided.  We would be pleased to discuss this Agreement with you at your convenience.  If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.

Sincerely,

Tatum, LLC

James L. Buxbaum — Managing Partner, Los Angeles

Accepted and agreed:

International Rectifier Corporation

By:
Name:	Lawrence Michlovich
Title:	Assistant Secretary
Date:	May 6, 2009

Exhibit A

Terms and Conditions

1.            Relationship of the Parties.  The parties agree that Tatum and the Tatum Resources will be serving the Company as independent contractors for all purposes and not as employees, agents, or partners of or joint venturers with the Company.  Tatum and the Tatum Resources will have control over the order and sequence of the Services and the specific hours worked and will not be subject to Company withholding of income or employment taxes.  The Tatum Resources will not be or serve as an employee, manager, officer, or director of the Company, nor will the Tatum Resources have any authority or control over the employees of the Company or the authority to sign any documents on behalf of the Company, including, without limitation, checks and other means of payment, federal or state securities filings, tax filings, or representations and warranties.  Accordingly, the Company will not (i) give or require the Tatum Resources to use the titles “Chief Financial Officer,” “Chief Information Officer,” “Chief Operating Officer,” or any other title that suggests such individual is an employee, manager, officer, or director of the Company, (ii) represent or require the Tatum Resources to represent to any third party that the Tatum Resources are anything other than consultants to the Company, or (iii) require or request that the Tatum Resources supervise or control the employees of the Company or sign any documents on behalf of the Company.

2.            Payment Terms.  Payments to Tatum should be made within 30 days of receipt of invoice by electronic transfer in accordance with the instructions set forth below or such alternative instructions as provided by Tatum from time to time.  Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges.  In lieu of terminating this Agreement, Tatum may suspend the provision of Services if amounts owed are not paid in accordance with the terms of this Agreement.

Bank Name:  Wells Fargo, N.A.

Branch:  San Francisco

Account Name:  Tatum, LLC

Account Number:  4121546642

Routing Number for ACH Payments:  121000248

Swift Code:  WFBIUS6S

Please reference Company name in the body of the payment.

3.            Effective Date and Termination.

(a)           This Agreement will be effective as of the earlier of (i) the date Tatum begins providing Services to the Company, and (ii) the date of the last signature to this Agreement as indicated on the signature page.

(b)           After the expiration of any minimum term, if any, either party may terminate this Agreement by providing the other party a minimum of 30 days’ advance written notice and such termination will be effective as of the date specified in such notice, provided that such date is no earlier than 30 days after the date of delivery of the notice; provided however, the Company may terminate any particular requested Services on written notice.  Tatum will continue to provide, and the Company will continue to pay for, any Services not terminated until the termination effective date.

(c)           Tatum may terminate this Agreement immediately upon written notice to the Company if: (i) the Company is engaged in or asks Tatum to engage in or ignore any illegal or unethical activity; (ii) the Tatum Resource ceases to be a member, employee or subcontractor of Tatum for any reason; (iii) the Tatum Resource becomes disabled; or (iv) the Company fails to pay any amounts due to Tatum when due.  For purposes of this Agreement, disability will be defined by the applicable policy of disability insurance or, in the absence of such insurance, by Tatum’s management acting in good faith.  Notwithstanding the foregoing, in lieu of terminating this Agreement under (ii) and (iii) above, upon the mutual agreement of the parties, the Tatum Resource may be replaced by another Tatum member, employee or subcontractor.

(d)           In the event that a party commits a breach of this Agreement, other than for the reasons described in the above Section, and fails to cure the same within 10 days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party may terminate this Agreement effective upon written notice of such termination.

(e)           The expiration or termination of this Agreement will not destroy or diminish the binding force and effect of any of the provisions of this Agreement that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses), hiring the Tatum Resources, governing law, arbitration, and limitation of liability.

4.            Hiring Tatum Resource Outside of a Tatum Agreement.  The parties recognize and agree that Tatum is responsible for introducing the Tatum Resources to the Company. Therefore, if, at any time during the term of this Agreement and for the 12-month period following the termination or expiration of this Agreement other than in connection with this Agreement or another Tatum agreement, the Company or any of its subsidiaries or affiliates employs any Tatum Resource, or engages any Tatum Resource as an independent contractor, the Company will pay Tatum a placement fee in an amount equal to 45% of Tatum’s Annualized Fees (as defined below).  The amount will be due and payable to Tatum upon written demand to the Company.  “Annualized Fees” means the equivalent of what Tatum would receive under this Agreement for the Tatum Resource on a full-time annual basis plus the maximum amount of any bonus for which Tatum was eligible with respect to the then-current bonus year for the Tatum Resource.

5.            Warranties and Disclaimers.  Except as otherwise expressly set forth herein, it is understood that Tatum does not have a contractual obligation to the Company other than to provide the Services using commercially reasonably efforts in accordance with industry standards.  The Company acknowledges that any information, including any resources delivered through Tatum’s proprietary information and technology system, will be provided by Tatum as a tool to be used in the discretion of the Company.  Tatum will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s or the Tatum Resources’ advice or recommendations.  Tatum disclaims all other warranties, whether express, implied or statutory.  Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, certifications, opinions, representations, or any other information prepared or made by Tatum or the Tatum Resources (collectively, the “Information”) even if derived from Tatum’s intellectual capital, and Tatum will not be liable for any claims of reliance on the Information or that the Information does not comply with federal, state or local laws or regulations.  The Services are for the sole benefit of the Company and not any unnamed third parties.  The Services will not constitute an audit, review, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies and will not result in an opinion or any form of assurance on internal controls.

6.            Limitation of Liability.  The liability of Tatum in any and all categories and for any and all causes arising out of this Agreement, whether based in contract, tort, negligence, strict liability or otherwise will, in the aggregate, not exceed the actual fees paid by the Company to Tatum over the previous two months’ of the Agreement.  In no event will Tatum be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, any interruption or loss of business, profit or goodwill.  As a condition for recovery of any liability, the Company must assert any claim against Tatum within three months after discovery or 60 days after the termination or expiration of this Agreement, whichever is earlier.

7.            Governing Law, Arbitration, and Witness Fees.

(a)           This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws provisions.

(b)           If the parties are unable to resolve any dispute arising out of or in connection with this Agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  The arbitration will be conducted in the Los Angeles, California office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties.  In the event that the parties fail to agree on the selection of the arbitrator within 30 days after either party’s request for arbitration under this Section, the arbitrator will be chosen by the AAA.  The arbitrator may in his or her discretion order documentary discovery but will not allow depositions without a showing of compelling need.  The arbitrator will render his or her decision within 90 days after the call for arbitration.  Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction.  The arbitrator will have no authority to award damages in excess or in contravention of this Agreement and may not amend or disregard any provision of this Agreement, including this Section.  Notwithstanding the foregoing, either party may seek appropriate injunctive relief from any court of competent jurisdiction, and Tatum may pursue payment of undisputed amounts through any court of competent jurisdiction.

(c)           Except to the extent arising from Mr. Knepper’s service as an employee of the Company, in the event any member or employee of Tatum (including, without limitation, any Tatum Resource) is requested or authorized by the Company or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against the Company or by the Company against a third party, the Company will, so long as Tatum is not a party to the proceeding in which the information is sought, reimburse Tatum for its member’s or employee’s professional time (based on customary rates) and expenses, as well as the reasonable fees and expenses of its counsel (including the allocable cost of in-house counsel), incurred in responding to such requests.

8.            Miscellaneous.

(a)           This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and supersede any and all agreements, whether oral or written, between the parties with respect to its subject matter.  No amendment or modification to this Agreement will be valid unless in writing and signed by both parties.

(b)           If any portion of this Agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this Agreement and will not cause the invalidity or unenforceability of the remainder of this Agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

(c)           Neither party will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.  The waiver by any party of a breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

(d)           Neither party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

(e)           The Company may not assign its rights or obligations under this Agreement without the express written consent of Tatum.  Nothing in this Agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Resources.

(f)            The Company agrees to reimburse Tatum for all reasonable costs and expenses incurred by Tatum in enforcing collection of any monies due under this Agreement, including, without limitation, reasonable attorneys’ fees.

(g)           Subject to the Company’s prior written consent, the Company agrees to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum.  Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.